Exhibit 99.1

First Bank Names Matt Paciocco as Regional Market Executive for Richmond Market

STRASBURG, Va., September 30, 2021 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), announced today that Matt Paciocco has been named First Bank’s Regional Market Executive for the Richmond area. The Richmond banking leader brings an experienced team in his new role leading the commercial growth strategy for the market. Paciocco’s extensive experience includes working with several banks in the market as well as active involvement in several non-profit organizations. First Bank also entered into a Purchase and Assumption Agreement, dated September 30, 2021, to purchase a portfolio of loans and certain assets associated with a branch office of Knoxville, Tennessee-based SmartBank located in the Richmond market, where Paciocco and his team have been operating.

“At First Bank, we believe banking is a people business and Matt Paciocco and his team share our values and understand the importance of reliable personal relationships,” said Scott Harvard, CEO of First Bank. Harvard continued, “Combining Matt’s team with our legacy team that has been led by Andy McLean will create a cohort of bankers that embrace our values and know the Richmond market well. Matt is actively involved in the community, serving as the Chairman of Richmond Resources for Independent Living, on the Longwood University College of Business and Economics Advisory Board, The Richmond Golf Association, Central Virginia Resource Corporation, and various committees and councils of ChamberRVA.”

Paciocco commented, “Richmond is a fast-growing, dynamic market, with a vibrant supportive non-profit community. My entire career has been focused on serving the needs of Richmond businesses by being a trusted advisor that customers can count on. This new role will allow our team to continue serving the community that has supported us over the years.”

The terms of the Purchase and Assumption Agreement provide for First Bank to acquire approximately $83 million in loans and, substantially all fixed assets related to SmartBank’s Richmond branch. The terms of the agreement also provide for First Bank to assume the facility lease of the branch office located at 4421 Cox Road in Glen Allen, Virginia. First Bank paid a premium based on a specific percentage of the loans sold.  The fixed assets were acquired at SmartBank’s book value. Additionally, the SmartBank employees from this location, including Paciocco, are transitioning to become employees of First Bank. First Bank will not assume any deposit liabilities from SmartBank in connection with the transaction and SmartBank intends to close their branch operation on December 31, 2021. First Bank will continue to operate a loan production office from the location after the SmartBank branch is closed. First Bank’s assumption of the lease and acquisition of the remaining branch assets is expected to be completed in the fourth quarter of 2021, subject to customary closing conditions.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the Securities and Exchange Commission.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, two loan production offices, a customer service center in a retirement community, and 20 bank branch offices located throughout the Shenandoah Valley, the central regions of Virginia, and the Richmond and Roanoke market areas. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com